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                                                                     Exhibit 3.1

                      AMENDED ARTICLES OF INCORPORATION OF
                           SECOND BANCORP INCORPORATED

                  The undersigned, acting as the incorporator of a corporation for profit under the general corporation laws of the State of Ohio, adopts the following Articles of Incorporation:

FIRST:            The name of the Corporation shall be Second Bancorp
                  Incorporated.

SECOND: The place in Ohio where its principal office is to be located is at 108 Main Avenue S.W., in the City of Warren, Trumbull County, Ohio, but the Corporation may establish and maintain its principal office, or other offices, at other places in the United States of America, as its Board of Directors may from time to time determine.

THIRD: The purpose of which the Corporation is formed is to engage in business as a "bank holding company" in accordance with, and to the extent permitted by, the Bank Holding company Act of 1956 (Pub. Law 511, 84th Cong. 2d Sess., approved May 9th,
                  1956) as amended, and consistent therewith to engage in any other lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code, to the extent that such act or activity is not then prohibited by the Bank Holding Company Act of 1956, as amended. The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

FOURTH: The maximum number of shares of capital stock which this Corporation is authorized to have issued or to have outstanding at any time shall be thirteen million (23,000,000) shares, consisting of twenty million (20,000,000) shares of Common Stock, without par value ("Common Shares"), one and one-half million (1,500,000) shares of Class A Serial Preferred Stock, without par value ("Class A Serial Preferred Shares"), and one and one-half million (1,500,000) shares of Class B Serial Preferred Stock, without par value ("Class B Serial Preferred Shares"). The Board of Directors of the Corporation is hereby empowered to issue, from time to time, shares of its stock, whether now or hereafter authorized. No holders of any class of shares of the Corporation shall have any pre-emptive rights to purchase or to have offered to them for purchase any shares or other securities of the Corporation.

(A)      EXPRESS TERMS OF THE COMMON SHARES

         The Common Shares shall be subject to the terms of the Class A Serial Preferred Shares and the Class B Serial Preferred Shares (collectively, the "Serial Preferred Shares") and the express terms of any series thereof. Each of the Common Shares shall be equal to all other Common Shares and the holders thereof shall be entitled to one vote for each share on all questions presented to the shareholders.

(B)      EXPRESS TERMS OF THE CLASS A SERIAL PREFERRED SHARES

Section 1.        Series.

         Class A Serial Preferred Shares may be issued from time to time in one or more series. All Class A Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of matters as may be fixed or



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changed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. All Class A Serial Preferred Shares shall be of equal rank to all Class B Serial Preferred Shares with respect to payment of dividends and payment upon liquidation, dissolution or winding up of the Corporation. Subject to the provisions of this paragraph (B), which provisions shall apply to all Class A Serial Preferred Shares, the Board of Directors hereby is authorized to adopt amendments to the Articles of Incorporation in respect of any unissued or treasury shares of Class A Serial Preferred Shares and thereby fix or change:

         (a) the division of such shares into series and the designation and authorized number of shares of each series;
         (b)      the dividend or distribution rate;
         (c) the dates of payment of dividends or distributions and the dates from which they are cumulative;
         (d)      sinking fund requirements;
         (e)      redemption rights and price;
         (f)      liquidation price;
         (g)      conversion rights; and
         (h)      restrictions on the issuance of shares of any class or series.

In the event that the Ohio Revised Code is hereafter amended to grant the directors of a corporation additional authority to establish the express terms of any unissued or treasury shares, this paragraph (B) shall be deemed to be amended to grant the Board of Directors of the Corporation the authority to fix or change all such other express terms of the Class A Serial Preferred Shares as from tine to time may be permitted by applicable law.

Section 2.        Voting.

         (a) The holders of Class A Serial Preferred Shares shall be entitled to one vote for each Class A Serial Preferred Share held by them upon all matters presented to the shareholders and, except as required by law or the Articles of Incorporation of the Corporation, the holders of Class A Serial Preferred Shares, the holders of Class B Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters.

         (b) During any period in which dividends on any Class A Serial Preferred Shares are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of each series of the Class A Serial Preferred Shares, voting together as a class, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Articles of Incorporation of the Corporation.

         (c) The approval of the holders of a majority of the outstanding Class A Serial Preferred Shares of all series, voting together as a class, shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class A Serial Preferred Shares or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class A Serial Preferred Shares.

Section 3.        Dividends.

         (a) The holders of Class A Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Class A Serial Preferred shares, shall be entitled to receive dividends, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available for the payment of dividends. Such dividends shall be payable quarterly at the rate per share per annum as shall have been fixed by the Board of Directors pursuant to Section I of this paragraph (B).

         (b) Dividends on the Class A Serial Preferred Shares shall be cumulative from and after the date or dates fixed by the Board of Directors pursuant to Section I of this paragraph (B).

         (c) All dividends declared on the Class A Serial Preferred Shares for any dividend period and on the Class B Serial Preferred Shares and any other class or series of shares ranking on a parity with the Class A Serial



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Preferred Shares as to dividends shall be declared pro rata so that the amounts of dividends per share declared for such period on the Class A Serial Preferred Shares and on the Class B Serial Preferred Shares and any other class or series of shares ranking on a parity with the Class A Serial Preferred Shares as to dividends that were outstanding during such period shall in all cases bear to each other the same proportions that the respective dividend rates of such shares for such period bear to each other.

         (d) No dividends (other than a dividend payable in Common Shares or other shares ranking junior to the Class A Serial Preferred Shares) or other distribution shall be paid or declared, in respect of the Common Shares or any other shares ranking junior to the Class A Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Class A Serial Preferred Shares be purchased, or otherwise acquired by the Corporation, unless:

                  (i) all accrued and unpaid dividends on all series of Class A Serial Preferred Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or provision shall have been made for such payment; and

                  (ii) there shall be no arrearages with respect to any redemption or sinking fund obligations of the Corporation on any series of Class A Serial Preferred Shares.

Section 4.        Liquidation.

         (a) In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, before any payment shall be made to the holders of Common Shares or of any other shares ranking junior to the Class A Serial Preferred Shares, the holders of the Class A Serial Preferred Shares shall be entitled to be paid from the assets available therefor the liquidation price fixed by the Board of Directors pursuant to Section I of this paragraph (B), and all accrued and unpaid dividends thereon. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Class A Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such remaining net assets shall be distributed ratably upon outstanding Class A Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

         (b) After payment to the holders of Class A Serial Preferred Shares of the full preferential amounts as aforesaid, the holders of Class A Serial Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

         (c) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section 4.

C)       EXPRESS TERMS OF THE CLASS B SERIAL PREFERRED SHARES

Section 1.        Series.

         Class B Serial Preferred Shares may be issued from time to time in one or more series. All Class B Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of matters as may be fixed or changed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series. All Class B Serial Preferred Shares shall be of equal rank to all Class A Serial Preferred Shares with respect to payment of dividends and payment upon liquidation, dissolution or winding up of the Corporation. Subject to the provisions of this paragraph
(C), which provisions shall apply to all Class B Serial Preferred Shares, the Board of Directors hereby is authorized to adopt amendments to the Articles of Incorporation in respect of any unissued or treasury shares of Class B Serial Preferred Shares and thereby fix or change:

         (a) the division of such shares into series and the designation and authorized number of shares of each series;


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         (b)      the dividend or distribution rate;

         (c)      the dates of payment of dividends or distributions;

         (d)      sinking fund requirements;

         (e)      redemption rights and price;

         (f)      liquidation price;

         (g)      conversion rights; and

         (h)      restrictions on the issuance of shares of any class or series.

In the event that the Ohio Revised Code is hereafter amended to grant the directors of a corporation additional authority to establish the express terms of any unissued or treasury shares, this paragraph (C) shall be deemed to be amended to grant the Board of Directors of the Corporation the authority to fix or change all such other express terms of the Class B Serial Preferred Shares as from tine to time may be permitted by applicable law.

Section 2.        Voting.

         (a) The holders of Class B Serial Preferred Shares shall be entitled to one vote for each Class B Serial Preferred Share held by them upon all matters presented to the shareholders and, except as required by law or the Articles of Incorporation of the Corporation, the holders of Class B Serial Preferred Shares, the holders of Class A Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters.

         (b) The approval of the holders of a majority of the outstanding Class B Serial Preferred Shares of all series, voting together as a class, shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class B Serial Preferred Shares or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class B Serial Preferred Shares.

Section 3.        Dividends.

         (a) The holders of Class B Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Class B Serial Preferred Shares, shall be entitled to receive dividends, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available for the payment of dividends. Such dividends shall be payable quarterly at the rate per share per annum as shall have been fixed by the Board of Directors pursuant to Section 1 of this paragraph (C).

         (b) Dividends on the Class B Serial Preferred Shares shall not be cumulative.

         (c) All dividends declared on the Class B Serial Preferred Shares for any dividend period and on the Class A Serial Preferred Shares and any other class or series of shares ranking on a parity with the Class B Serial Preferred Shares as to dividends shall be declared pro rata so that the amounts of dividends per share declared for such period on the Class B Serial Preferred Shares and on the Class A Serial Preferred Shares and any other class or series of shares ranking on a parity with the Class B Serial Preferred Shares as to dividends that were outstanding during such period shall in all cases bear to each other the same proportions that the respective dividend rates of such shares for such period bear to each other.

         (d) No dividends (other than a dividend payable in Common Shares or other shares ranking junior to the class B Serial Preferred Shares) or other distribution shall be paid or declared, in respect of Common Shares or any other shares ranking junior to the Class B Serial Preferred Shares, nor shall any Common Shares or any other shares junior to the Class B Serial Preferred Shares be purchased, retired or otherwise by the Corporation, unless:


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                  (i) the full dividends on all series of Class B Serial
         Preferred Shares for the current quarterly dividend period, shall have been declared and paid or provision shall have been made for such payment;

                  (ii) the full dividends on all series of Class B Serial Preferred Shares for each of the four consecutive, immediately quarterly dividend periods shall have been declared and paid on the dates fixed for such payment by the Board of Directors or provision shall have been made for such payments;

          and

                  (iii) there shall be no arrearages with respect to any redemption or sinking fund obligations of the Corporation on any series on Class B Serial Shares.

Section 4.        Liquidation.

         (a) In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, before any payment shall be made to the holders of Common Shares or of any other shares ranking junior to the Class B Serial Preferred Shares, the holders of the Class B Serial Preferred Shares shall be entitled to be paid from the assets available, therefor the liquidation price fixed by the Board of Directors pursuant to
Section 1 of this paragraph (C), and all current dividends payable thereon. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Class B Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such remaining net assets shall be distributed ratably upon outstanding

Class B Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

         (b) After payment to the holders of Class B Serial Preferred Shares of the full preferential amounts as aforesaid, the holders of Class B Serial Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

         (c) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section 4.

FIFTH: The amount of stated capital with which this Corporation will begin business shall be five hundred dollars ($500.00).

SIXTH:                     (A) The number of directors constituting the Board of
                  Directors shall be such number, not more than eighteen (18), as shall be fixed from time to time in accordance with the Regulations of the Corporation and the number so fixed shall constitute the Board of Directors until the number of directors is thereafter changed pursuant to the provisions of the Regulations, but the number thereof shall in no event be less than six (6) and the number of directors in each class shall in no event be less than three (3).

                           (B) The Board of Directors shall be and is divided
                  into two classes, Class I and Class II, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the second annual meeting following the annual meeting at which such director was elected, provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 1987; and each initial director in Class II shall hold office until the annual meeting of shareholders in 1988.


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                           (C) In the event of any increase or decrease in the
                  authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation or removal and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the two classes of directors so as to maintain such classes as nearly equal as possible.

                           (D) Notwithstanding any of the foregoing provisions
                  of this Article SIXTH, each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation, or removal. Should a vacancy occur or be created, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, such vacancy shall be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, or by the sole remaining director of the class if only one such director remains, or by the majority vote of the remaining directors of the other class if there be no remaining member of the class in which the vacancy occurs. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he or she was elected.

                           (E) Wherever the term "Board of Directors" is used in
                  these Articles of Incorporation, such terms shall mean the Board of Directors of the Corporation; provided, however, that, to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee, to the extent provided by resolution of the Board of Directors or the Regulations, may exercise any power or authority of the Board of Directors under these Articles of Incorporation in management of the business and affairs of the Corporation, including without limitation, the declaration of a dividend or the authorization of the issuance of shares.

SEVENTH: Each person who is or was a director, officer, employee or agent of the Corporation shall be indemnified by the Corporation to the full extent permitted by the corporation laws of the State of Ohio, now or hereafter in force, against any liability, cost or expense incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as a director, officer, employee, or agent. The corporation may, but shall not be obligated to maintain insurance at its expense, to protect itself and any such person against any such liability cost or expense. The rights of indemnification provided in this Article SEVENTH shall be in addition to any rights to which any person concerned may otherwise be entitled by the Regulations of the Corporation from time to time in effect, by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such person.

EIGHTH:                    1)       A. In addition to any affirmative vote
                           required by law:

                                    (i) any merger or consolidation of the
                           Corporation or any Subsidiary (as hereinafter defined) with (a) any Related Person (as hereinafter defined) or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person; or

                                    (ii) any sale, lease, exchange, mortgage,
                           pledge, transfer or other disposition (in one transaction of a series of transactions) to or with any Related


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                           Person or any Affiliate of any Related Person of any
                           assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to 10% or more of the consolidated net worth of the Corporation; or

                                    (iii) the issuance or transfer by the
                           Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to 10% or more of the consolidated net worth of the Corporation; or

                                    (iv) the adoption of any plan or proposal
                           for the liquidation or dissolution of the Corporation; or

                                    (v) any reclassification of securities
                           (including any reverse share split), or
                           recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person, shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital shares of the Corporation entitled to vote generally in the election of directors. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified, by law or otherwise.

                                    B. The term "Business Combination" used in
                           this Article EIGHTH shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section.

                           2) Notwithstanding the requirements of the previous
                  Section, no Business Combination between the Corporation (or any Subsidiary) and a Related Person or any Affiliate of a Related Person may be effected unless all of the following conditions are met:

                                    A. The aggregate amount of the cash and the
                           Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of any class of Equity Security in such Business Combination shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Related Person for any shares of the same class of Equity Security previously acquired by it, PLUS interest on such amount compounded annually from the date that the Related Person became a Related Person (the "Determination Date") through the date of consummation of the Business Combination (the "Consummation Date") at the rate publicly announced as the "Prime Rate" of interest (announced by such major bank as may be selected by a majority of the Continuing Directors), from time to time in effect, LESS the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash on each share from the Determination Date through the Consummation Date, up to, but not exceeding, the amount of interest payable per share.


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                                    B. The consideration to be received by
                           holders of a particular class of Equity Security shall, except to the extent a shareholder agrees otherwise, be in cash or in the same form as the Related Person has previously paid for shares of such class of Equity Security. If the Related Person has paid for shares of any class of Equity Security with varying forms of consideration, the form of consideration for such class of Equity Security. If the Related Person has paid for shares of any class of Equity Security with varying forms of consideration, the form of consideration for such class of Equity Security shall be either cash or in the form used to acquire the largest number of shares of such class of Equity Security previously acquired by it. The price determined in accordance with paragraph A of this Section shall be subject to appropriate adjustment in the event of any share dividend, share split, combination of shares or similar event.

                           3) The provisions of Sections (1) and (2) of this
                  Article EIGHTH shall not apply to a Business Combination if:

                                    A. The Continuing Directors of the
                           Corporation by a two-thirds vote (i) have expressly approved a memorandum of understanding with the Related Person with respect to the Business Combination prior to the time that the Related Person became a Related Person and the Business Combination is effected on substantially the same terms and conditions as are provided by the memorandum of understanding, or (ii) have otherwise approved the Business Combination (this provision is incapable of satisfaction unless there is at least one Continuing Director); or

                                    B. The Business Combination is solely
                           between the Corporation and another corporation, one hundred percent of the Voting Shares of which is owned directly or indirectly by the Corporation.

                                    In the event the Continuing Directors shall
                           approve a Business Combination as set forth in paragraph A above, or the Business Combination is solely between the Corporation and another corporation described in paragraph B above, such Business Combination shall require only such shareholder vote, if any, as is required by law.

                           4)       For the purpose of this Article EIGHTH:

                                    A. "Person" shall mean any individual, firm,
                           corporation or other entity.

                                    B. "Related Person" shall mean any Person
                           who or which:

                                    (i) is the beneficial owner, directly or
                           indirectly, of 10% or more of the voting power of the outstanding Voting Shares; or

                                    (ii) is an Affiliate or Associate of the
                           Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Shares; or


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                                    (iii) is an assignee of or has otherwise
                           succeeded to any shares of Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                           Provided, however, that the term "Related Person" shall not include (i) the Corporation or any Subsidiary, (ii) any one or any group of the Continuing Directors, or (iii) any profit-sharing, employee shares ownership or other employee benefit plan of the corporation or any Subsidiary of the Corporation or any trustee of or other fiduciary with respect to any such plan when acting in that capacity.

                                    C. A Person shall be a "beneficial owner" of
                           any Voting Shares:

                                    (i) which such Person or any of its
                           Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                                    (ii) which such Person or any of its
                           Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                                    (iii) which is beneficially owned, directly
                           or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Shares.

                                    D. For the purpose of determining whether a
                           Person is a Related Person pursuant to paragraph B of this Section, the number of shares of Voting Shares deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section, but shall not include any other shares of Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                                    E. "Affiliate" or "Associate" shall have the
                           respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986.

                                    F. "Subsidiary" means any corporation of
                           which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph B of this Section, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.



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                                    G. "Continuing Director" means any member of
                           the Board of Directors who is unaffiliated with the "Related Person" and was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by two-thirds of the Continuing Directors then on the Board of Directors.

                                    H. "Fair Market Value" means: (1) in the
                           case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange -- Listed Stocks, or, if such stock is not quoted on the composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a two-thirds vote of the Continuing Directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors.

                                    I. In the event of any Business Combination
                           in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph A of this Section shall include the shares of any class of Equity Security retained by the holders of such shares.

                                    J. "Equity Security" shall have the meaning
                           ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1986.

                                    K. "Voting Shares" means shares of any
                           Equity Security of a corporation which are entitled to vote in the election of Directors of such corporation.

                                    L. The phrase "series of related
                           transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

                           5) The Continuing Directors shall, by two-thirds
                  vote, have the power and duty to determine for the purposes of this Article EIGHTH on the basis of information known to them after reasonable inquiry, (A) whether a Person is a Related Person, (B) the number of shares of Voting Shares beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to 10% or more of the consolidated net worth


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                  of the corporation. The Continuing Directors shall, by
                  two-thirds vote, have the further power to interpret all other terms and provisions of this Article EIGHTH.

                           6) Nothing contained in this Article EIGHTH shall be
                  construed to relieve any Related Person from any fiduciary obligation imposed by law.

NINTH: Notwithstanding any statutory provision now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes. Each of Articles SIXTH, SEVENTH and EIGHTH and this Article NINTH, of these Articles of Incorporation may be amended at any regular or special meeting of the shareholders only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of this Corporation.

TENTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation, but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio. The right to alter, amend, change or repeal any clause or provision of these Articles of Incorporation, in the manner now or hereafter prescribed by law, is hereby reserved to the Corporation; and all rights conferred on officers, Directors and shareholders herein are granted subject to such reservation.



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